AMENDMENT TO INVESTOR SERVICES AGREEMENT

The Investor Services Agreement dated June 23, 2010 between Allianz Life Insurance Company of New York and Pacific Investment Management Company is hereby amended by deleting the existing Schedule A, and inserting in lieu thereof the following:

SCHEDULE A
(revised effective May 1, 2011)

Portfolio                                                                                                                   Rate

1. PIMCO VIT All Asset Portfolio	25 bps
2. PIMCO VIT CommodityRealReturn® Strategy Portfolio	30 bps
3. PIMCO VIT Emerging Markets Bond Portfolio	30 bps
4. PIMCO VIT Global Advantage Strategy Bond Portfolio	30 bps
5. PIMCO VIT Global Bond Portfolio (Unhedged)	30 bps
6. PIMCO VIT Global Multi-Asset Portfolio	35 bps
7. PIMCO VIT High Yield Portfolio	30 bps
8. PIMCO VIT Real Return Portfolio	20 bps
9. PIMCO VIT Total Return Portfolio	20 bps
10. PIMCO VIT Unconstrained Bond Portfolio	30 bps

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this amendment to the investor services agreement, as of May 1, 2011

Allianz Life Insurance Company of New York

By:   /s/ Michael D. Scriver
Name:
Title:

Pacific Investment Management Company LLC

By:     /s/ Douglas J. Ongaro
Name:  Douglas J. Ongaro
Title:    Senior Vice President